SETTLEMENT TERMINATION AGREEMENT

     AGREEMENT made this 9 day of February, 2006 between JEREMY P. FEAKINS, residing at 1200 West Penn Grant Road, Lancaster, PA 17603 ("Feakins"), GROWTH CAPITAL RESOURCES, LLC, a Pennsylvania limited liability company with offices at 1200 West Penn Grant Road, Lancaster, PA 17603 ("GCR") CRSI GROUP, INC., a Florida corporation with offices at 826 Broadway - 9th Floor, New York, NY 10003 ("CRSX") and CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC., a Florida corporation with offices at 826 Broadway - 9th Floor, New York, NY 10003 ("CRSI").

     WHEREAS, CRSX owns all of the outstanding capital stock of CRSI, and the two corporations are referred to herein collectively as the "Corporations"; and

     WHEREAS, Feakins has served as CEO of both CRSX and CRSI pursuant to an Employment Agreement between Feakins and CRSI dated October 19, 2004 (the "Employment Agreement"); and

     WHEREAS, both Feakins and GCR have loaned money to CRSX and/or CRSI; and

     WHEREAS, CRSI is in default in meeting its obligations to Feakins under the Employment Agreement and both CRSX and CRSI are in default in meeting their obligations to Feakins and GCR with respect to the funds loaned to them, and the parties wish to make certain arrangements to resolve all legal issues among them.

     NOW, THEREFORE, it is agreed:

     1.  Releases from Liability.

     a. Feakins hereby releases and discharges CRSI from liability for unpaid compensation due under the Employment Agreement and all interest accrued on such unpaid amounts. The parties agree that the amount of unpaid compensation due to Feakins as of February 9, 2006 was $342,355.24.

     b. Feakins hereby releases and discharges the Corporations from liability for sums loaned to either of them by Feakins or for responsibility to reimburse Feakins for expenses he incurred on behalf of either of the Corporations. The parties agree that the aggregate debt owed by the Corporations to Feakins on February 9, 2006 was $277,036.51.

     c. GCR hereby releases and discharges the Corporations from liability for sums loaned to either of them by GCR or for responsibility to reimburse GCR for expenses it incurred on behalf of either of the Corporations. The parties agree that the aggregate debt owed by the Corporations to GCR on February 9, 2006 was $188,775.04

     2.  Assumption of Liability

     a. Simultaneous with the execution of this Agreement, CRSI and Michael Mills ("Mills") will enter into an agreement terminating the Employment Agreement between them dated April 10, 2005 (the "Mills Employment Agreement"). As of February 9, 2006, CRSI owes Mills $123,919.00 for accrued compensation and unreimbursed expenses. Feakins hereby assumes personal liability for all accrued obligations of CRSI to Mills that arose under the Mills Employment Agreement or otherwise. Feakins will hold CSRI and its parents and affiliates harmless from any claim by Mills pursuant to the Mills Employment Agreement, and will reimburse CRSI for any cost or expense it incurs by reason of any such claim.

     a. Simultaneous with the execution of this Agreement, CRSI and Yitzchak "Ytzik" Aranov ("Aranov") will enter into an agreement terminating the Employment Agreement between them dated April 10, 2005 (the "Aranov Employment Agreement"). As of February 9, 2006, CRSI owes Aranov $41,000.00 for accrued compensation and unreimbursed expenses. Feakins hereby assumes personal liability for all accrued obligations of CRSI to Aranov that arose under the Aranov Employment Agreement or otherwise. Feakins will hold CSRI and its parents and affiliates harmless from any claim by Aranov pursuant to the Aranov Employment Agreement, and will reimburse CRSI for any cost or expense it incurs by reason of any such claim.

     3. Surrender of Shares. Feakins hereby agrees that he will execute the Recapitalization Agreement among several shareholders of CRSX, and will surrender pursuant to its terms 6,456,912 shares of CRSX common stock in his name, to be cancelled on the terms and conditions set forth in that Recapitalization Agreement.

     4.   Termination of Employment Agreement; Future Services.

     a. The Employment Agreement is hereby terminated, effective immediately. Each party hereby releases and discharges the other from any claim, liability or obligation arising under the Employment Agreement.

     b. Feakins will continue to serve as the Chief Executive Officer of the Corporations until he resigns or is terminated from those positions by the appropriate Board of Directors. Feakins will also continue to serve as a member of the Board of Directors of CRSX and CRSI until he resigns or until his successor is elected and qualifies. Feakins shall not be entitled to compensation for any of the aforesaid service. CRSX will, however, reimburse Feakins for any out-of-pocket expenses that he incurs in connection with the business of the Corporations.

     c. Each of the Corporations agrees that, if Feakins should hereafter become involved, as owner and/or employee, in the business of recruiting and placing medical personnel internationally or domestically, or in any other business of the sort carried on by CRSI prior to this date, that said involvement will not constitute a violation of any duty of Feakins to CRSI or CRSX, nor give rise to any legal or equitable claim by CRSI or CRSX against Feakins.

     5.   Assignment of Assets.

     a. CRSI or CRSX, as appropriate, hereby transfers and assigns to Feakins all of its right, title and interest in the furniture and equipment identified on Appendix A hereto (the "Assigned Assets"). Feakins may take possession of the Assigned Assets, provided that he shall take no action with respect to the offices of CRSI that would prevent it from carrying on its business as constituted to this date. The Corporations shall take such action as is necessary or useful to vest in Feakins title to and possession of the Assigned Assets.

     b. CRSI hereby grants to Feakins a license in perpetuum to use the names "Care Recruitment Solutions International" and "World Nursing Corps" (the "Trade Names") and any trademarks associated with the Trade Names (the "Trademarks") in connection with any business. Feakins may assign the license to any entity in which he owns five percent or more of the equity. The license shall be exclusive except as to CRSI and its wholly-owned subsidiaries, which may continue to carry on business using the Trade Names and the Trademarks. CRSI shall not, however, permit any other person or entity to use the Trade Names or the Trademarks. CRSI's right to use the Trade Names and the Trademarks shall cease as to each Trade Name and any associated Trademark if CRSI ceases to use the Trade Name as its corporate name or that of a subsidiary.

     c. CRSI hereby transfer and assigns to Feakins all of its right, title and interest in the domain name "worldnursingcorps.com" and the Website that carries that URL. CRSI will take such action, or will cause its subsidiary, World Nursing Corps, Inc., to take such action as will vest in Feakins or his assignee full control over the administration of the website and full title to the domain name.

     IN WITNESS WHEREOF, the parties have made this Agreement as of the date set forth in its first line.

                                     GROWTH CAPITAL RESOURCES, LLC

/s/ Jeremy P. Feakins                By: /s/ Jeremy P. Feakins
----------------------               -----------------------------
JEREMY P. FEAKINS                    Jeremy P. Feakins, Manager

CRSI GROUP, INC.                     CARE RECRUITMENT SOLUTIONS
                                      INTERNATIONAL, INC.

By: /s/ Yitzchak Aranov              By: /s/ Yitzchak Aranov
-----------------------------------  ----------------------------------
Ytzik Aranov, Senior Vice President  Ytzik Aranov, Senior Vice President